EXHIBIT 10.3

SERVICES AGREEMENT

This SERVICES AGREEMENT is entered into as of June 5, 2003 (this “Agreement”), between THE FIRST AMERICAN CORPORATION, a California corporation (“First American”), and FIRST ADVANTAGE CORPORATION, a Delaware corporation (the “Company”; First American and the Company are each referred to herein as a “Party” and collectively, as the “Parties”).

W I T N E S S E T H :

WHEREAS, First American, US SEARCH.com Inc., a Delaware corporation (“US Search”), the Company and Stockholm Seven Merger Corp. have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2002 (the “Merger Agreement”), pursuant to which the Company has been formed to succeed to the business of US Search and the FAST Companies (as defined below);

WHEREAS, as a result of the transactions contemplated by the Merger Agreement, (a) the Company will be the beneficial and record owner of all of the capital stock of US Search and the FAST Companies and (b) First American will be a controlling stockholder of the Company; and

WHEREAS, the Parties have agreed to enter into this Agreement to, among other things, provide for the use by the Company of certain services provided by First American from and after the Effective Date (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First American and the Company agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural terms defined):

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, further, that, for the purposes of this definition, the Company and its Subsidiaries shall not be deemed to be Affiliates of First American; provided, further, that, for the purposes of this definition, First American and its Affiliates (excluding the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company.

“Business Services” shall mean those services described in Column A of Schedule I.

“Business Services Fee” shall mean, with respect to each of the Business Services set forth in Column A of Schedule I, the fees or the method of determining the fees set forth opposite such Business Services in Column B of Schedule I.

“Company” shall have the meaning provided in the introductory paragraph.

“Company Common Stock” shall have the meaning provided in the Standstill Agreement.

“Company Services” shall have the meaning provided in Section 2.3 hereof.

“Confidential Company Information” shall mean any information derived by the First American Entities in connection with the provision of First American Services, except such information which (a) was previously known by First American or its Affiliates and not considered confidential, and/or (b) is or becomes generally available to the public other than as a result of disclosure by First American, its Affiliates or their directors, officers, employees, agents or representatives, and/or (c) is or becomes available to First American or its Affiliates on a non-confidential basis from a source other than the Company and its Subsidiaries.

“Confidential FAF Information” shall mean any information derived by the Company or its Affiliates from any of the First American Entities in connection with the provision of Company Services, except such information which (a) was previously known by the Company or US Search and not considered confidential, and/or (b) is or becomes generally available to the public other than as a result of disclosure by the Company or its Affiliates or their directors, officers, employees, agents or representatives, and/or (c) is or becomes available to the Company or its Affiliates on a non-confidential basis from a source other than First American or its Affiliates.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Disinterested Director” shall mean, on any date of determination, any member of the Company’s board of directors who is not as of such date (a) an officer or employee of the Company, (b) an officer, director or employee of First American or any Affiliate (excluding the Company) thereof, (c) a Person who Controls or is under common Control with First American or any Affiliate thereof, or (d) a Person who otherwise would fail to qualify as an “independent director” under the applicable rules of the Nasdaq National Market as then in effect; provided, however, that a Person designated by Pequot Private Equity Fund II, L.P. in accordance with the Stockholders Agreement dated as of December 13, 2002, among First American, Pequot Private Equity Fund II, L.P. and the Company shall not be deemed to be disqualified as a Disinterested Director by application of section (d) of this definition.

“Effective Date” shall mean the date on which the Effective Time occurs.

“Effective Time” shall have the meaning provided in the Merger Agreement.

“Entity” shall mean any Person that is not a natural Person.

“FAST Companies” shall have the meaning provided in the Merger Agreement.

“First American” shall have the meaning provided in the introductory paragraph.

“First American Entity” and “First American Entities” shall mean one or more, as applicable, of First American and any Affiliate of First American.

“First American Services” shall mean collectively the Business Services and the Overhead Services.

“Merger Agreement” shall have the meaning provided in the first WHEREAS clause.

“Monthly Period” shall mean, for each calendar month, the period commencing on the first day of such calendar month and ending on the last day of such calendar month.

“Overhead Services” shall mean those services described in Schedule II.

“Overhead Services Fee” shall mean an amount equal to $50,000 per month plus reasonable out-of-pocket expenses incurred in providing the Overhead Services.

“Party” and “Parties” shall have the meaning provided in the introductory paragraph.

“Person” shall mean and include a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, an incorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Prime Rate” shall mean, as of any date of determination, with respect to each Monthly Period, the per annum rate of interest specified as the “Prime Rate” in the Wall Street Journal (United States edition) published on the first Business Day of such Monthly Period; provided that for any date on which the Wall Street Journal (United States edition) is not published, “Prime Rate” means the per annum rate of interest specified as the Prime Rate in the Wall Street Journal (United States edition) last published before such date.

“Reset Date” shall have the meaning provided in Section 4.1 hereof.

“Standstill Agreement” shall mean the Standstill Agreement, dated as of the date hereof, between First American and the Company.

“Subsidiary” and “Subsidiaries” shall mean, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

“Term” shall have the meaning provided in Section 4.1 hereof.

“Termination Date” shall have the meaning provided in Section 4.1 hereof.

“US Search” shall have the meaning provided in the first WHEREAS clause.

“ZapApp Services” shall mean those services described in Schedule III.

“ZapApp Services Fee” shall mean the actual cost to ZapApp India Private Limited of providing the ZapApp Services.

1.2. Principles of Construction.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless already expressly followed by such phrase or the phrase “but not limited to”.

(d) Article and Section headings and captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(e) All words importing any gender shall be deemed to include the other gender and the neuter.

(f) Unless otherwise specified, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, modifications and supplements thereto.

(g) Each Party has reviewed and commented upon this Agreement and, therefore, any rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

ARTICLE II.

SERVICES

2.1. Appointment. During the Term, the Company appoints, and the Company shall cause its Affiliates to appoint, First American as agent to provide the Company and/or its Affiliates with the Business Services and the Overhead Services, and First American hereby accepts such appointment, on the terms and subject to the conditions set forth herein.

2.2. First American Services. During the Term, First American shall, or shall cause one or more of the other First American Entities to, provide the Company and/or its Affiliates with the Business Services and the Overhead Services.

2.3. Company Services.

(a) During the Term, the Company shall, and shall cause its Affiliates to, provide First American and/or its Affiliates with products and services offered by or through the Company or its Affiliates from time to time during the Term (collectively (but excluding the ZapApp Services), the “Company Services”) at rates and on terms no less favorable than those generally offered by the Company and its Affiliates to third parties.

(b) During the Term, the Company shall, and shall cause its Affiliates to, provide First American and/or its Affiliates with the ZapApp Services.

2.4. Personnel.

(a) During the Term, First American or the other First American Entities shall continue to employ all personnel performing the First American Services directly and shall be solely responsible for and pay all of their salary, benefits, workers’ compensation premiums, unemployment insurance premiums, and all other compensation, insurance and benefits, including participation in employee benefit plans, if applicable. First American and the other First American Entities shall be solely responsible for timely payment, withholding and reporting of all applicable Federal, state, foreign and local withholding, employment and payroll taxes with respect to the personnel that perform the First American Services. First American or the other First American Entities shall maintain workers’ compensation and employers’ liability insurance, in accordance with applicable law, covering the personnel that perform the First American Services.

(b) During the Term, the Company or its Affiliates shall continue to employ all personnel performing the Company Services and the ZapApp Services directly and shall be solely responsible for and pay all of their salary, benefits, workers’ compensation premiums, unemployment insurance premiums, and all other compensation, insurance and benefits, including participation in employee benefit plans, if applicable. The Company and its Affiliates shall be solely responsible for timely payment, withholding and reporting of all applicable Federal, state, foreign and local withholding, employment and payroll taxes with respect to the personnel that perform the Company Services and the ZapApp Services. The Company and its Affiliates shall maintain workers’ compensation and employers’ liability insurance, in accordance with applicable law, covering the personnel that perform the Company Services and the ZapApp Services.

2.5. Loans. During the Term, First American may make one or more loans to the Company (exclusive of loans incurred in compliance with Section 4 of the Standstill Agreement) on terms mutually agreeable to First American and the Company; provided that (a) such loan or loans bear interest at a rate per annum no greater than the Prime Rate in effect from time to time plus 2.75% and (b) the aggregate amount of all such loans at any date of determination shall not exceed $1,000,000. The note and other documentation evidencing such loan or loans shall otherwise be in form and substance satisfactory to First American and the Company.

2.6. Additional First American Services. During the Term, First American may, and may cause the other First American Entities to, offer to provide the Company and/or its Affiliates, and the Company and/or its Affiliates may purchase, products and services offered by or through the First American Entities from time to time during the Term in the ordinary course of business at rates and on terms then offered by the First American Entities to comparable third parties. Nothing in this Agreement shall change or affect the terms and conditions of any agreement or understanding listed on Schedules 4.9, 4.10, 4,20 and 4.27 to the Merger Agreement. The Company and/or its Affiliates on the one hand, and any First American Entity on the other hand, may renew any such agreement or understanding on terms substantially similar to those in such agreements or understanding.

ARTICLE III.

FEE; PAYMENT

3.1 Fees.

(a) The Company shall pay First American (i) the Business Services Fee in consideration for the Business Services and (ii) the Overhead Services Fee in consideration for the Overhead Services.

(b) Subject to Section 2.3, First American shall pay the Company (i) the ZapApp Services Fee in consideration for the ZapApp Services and (ii) such fees as may be negotiated from time to time with respect to Company Services.

3.2. Payment.

(a) First American shall deliver to the Company an invoice containing a description of the Business Services covered by such invoice and provided during the relevant period and the amount of the Business Services Fee for such period. Each invoice shall be due and payable immediately upon receipt, and payment shall be made no later thirty (30) days after receipt of such invoice. The Business Services Fee shall, where appropriate, accrue during any month (or portion thereof) during the Term.

(b) The Company shall deliver to First American an invoice on a quarterly basis containing a description of the ZapApp Services provided during the relevant period and the amount of the ZapApp Services Fee for such period. Each invoice shall be due and payable immediately upon receipt, and payment shall be made no later thirty (30) days after receipt of such invoice.

(c) qThe Company shall pay First American the Overhead Fee quarterly on March 31, June 30, September 30 and December 31 during the Term, commencing on the Effective Date and ending on the last day of the Term. The Overhead Fee shall accrue during any month (or portion thereof) during the Term.

ARTICLE IV.

TERM

4.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and terminate on the date (the “Termination Date”) that is the one (1) year anniversary of the Effective Date, unless renewed in accordance with the following sentence. The Term will continue, and this Agreement shall be automatically extended, for successive 180-day periods commencing on the first day immediately following the one (1) year anniversary of the Effective Date (such day, and the last day of each 180 day period thereafter, a “Reset Date”), unless either Party advises the other in writing, no later than thirty (30) days prior to a Reset Date, that the Term shall not be so extended. If this Agreement shall be so extended, the “Termination Date” shall mean the then applicable extended “Termination Date”, and the “Term” shall mean the period commencing at the Effective Time and ending on the then applicable extended “Termination Date”.

4.2 Termination. In the event of termination of this Agreement, all outstanding unpaid fees owed by the Company and First American hereunder shall become immediately due and payable. The termination of this Agreement as to any Party shall be without prejudice to any rights or liabilities of the other Party hereunder which shall have accrued prior to such termination and shall not affect any provisions of this Agreement that are expressly or by necessary implication intended to survive such termination.

ARTICLE V.

MISCELLANEOUS

5.1. Cooperation. The Parties will cooperate in good faith to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, each Party will assist the other Party and furnish the other Party with such information and documentation as the other Party may reasonably request.

5.2. No Liability.

(a) In providing the First American Services hereunder, neither First American nor any of its Affiliates shall be liable to the Company or its Affiliates for any error or omission except to the extent that such error or omission results from the gross negligence or willful misconduct of First American or such Affiliate to perform the First American Services required by it hereunder. In no event shall First American or any of its Affiliates be liable to the Company or any of its Affiliates or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of the Company or any of its Affiliates, in connection with the performance, misfeasance or nonfeasance hereunder of First American or any of its Affiliates.

(b) In providing the ZapApp Services hereunder, neither the Company nor any of its Affiliates shall be liable to First American or its Affiliates for any error or omission except to the extent that such error or omission results from the gross negligence or willful misconduct of the Company or such Affiliate to perform the ZapApp Services required by it hereunder. In no event shall the Company or any of its Affiliates be liable to First American or any of its Affiliates or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of First American or any of its Affiliates, in connection with the performance, misfeasance or nonfeasance hereunder of the Company or any of its Affiliates.

5.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by mail, postage prepaid, or sent by facsimile, to the Parties, at the following addresses and facsimile numbers:

(a)	If to First American, to:

The First American Corporation
1 First American Way
Santa Ana, California 92707
	Telephone:	(714) 800-3000
	Facsimile:	(714) 800-3403
	Attention:	Parker S. Kennedy
Kenneth D. DeGiorgio

(b)	If to the Company, to:

First Advantage Corporation
805 Executive Center Drive West
Suite 300
St. Petersburg, Florida 33702
	Telephone:	(727) 290-1000
	Facsimile:	(727) 533-0344
	Attention:	John Long

or to such other Person or address as any Party shall specify by notice in writing to the other Party in accordance herewith. Except for a notice of a change of address, which shall be effective only upon receipt, all such notices, requests, demands, waivers and communications properly addressed shall be effective and deemed received by the applicable Party: (i) if sent by U.S. mail, three business days after deposit in the U.S. mail, postage prepaid; (ii) if sent by Federal Express or other overnight delivery service, one business day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

5.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties, but shall not be assigned by any Party without the prior written consent of the other Party.

5.5. No Third Parties. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any natural person or Person other than First American, its Affiliates, the Company, its Affiliates and their respective successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third parties to First American, its Affiliates, the Company or its Affiliates. No provision of this Agreement shall give any third party any right of action over or against First American, its Affiliates, the Company or its Affiliates.

5.6. Amendments and Waivers. This Agreement may not be amended, and none of its provisions may be modified, except expressly by a written instrument signed by the Parties hereto. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such a power or right, preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by a Party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding anything to the contrary contained herein, First American shall not amend, or cause the Company to amend, any of the provisions of this Agreement or terminate this Agreement unless (a) the holders of a majority of the shares of Company Common Stock then outstanding (calculated without reference to any Shares held by First American and its Affiliates (as defined in the Merger Agreement)) approve a proposal submitted by the Company’s board of directors authorizing such amendment or (b) a majority of Disinterested Directors shall approve a resolution authorizing such amendment or termination.

5.7 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

5.8. Confidentiality.

(a) Confidential Company Information. First American will, and will cause its Affiliates to, hold all Confidential Company Information confidential and will not disclose any such Confidential Company Information to any Person except as may be required to perform the First American Services, as authorized in advance by the Company or its Affiliates in writing or otherwise, or as may be required by law, in which case First American shall promptly provide notice to the Company that such Confidential Company Information has been subpoenaed or otherwise demanded, so that the Company may seek a protective order or other appropriate remedy. First American will, and will cause its Affiliates to, use its reasonable best efforts (but without out-of-pocket costs or expense) to obtain or assist the Company in obtaining such protective order or other remedy.

(b) Confidential FAF Information. The Company will, and will cause its Affiliates to, hold all Confidential FAF Information confidential and will not disclose any such Confidential FAF Information to any Person except as may be required to perform Company Services for First American Entities hereunder, as authorized in advance by First American in writing or otherwise, or as may be required by law, in which case the Company shall promptly provide notice to First American that such Confidential FAF Information has been subpoenaed or otherwise demanded, so that First American may seek a protective order or other appropriate remedy. The Company will, and will cause its Affiliates to, use its reasonable best efforts (but without out-of-pocket costs or expense) to obtain or assist First American in obtaining such protective order or other remedy.

5.9. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10. Capacity. Each of the Parties hereto acknowledges and agrees that First American and each of its Affiliates is acting solely as an agent of the Company in rendering the First American Services hereunder and nothing herein contained, express or implied, is intended to create any other relationship, whether as principal or otherwise.

5.11. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.12. Complete Agreement. This Agreement, the Merger Agreement and the agreements expressly contemplated hereby and thereby set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative or any Party relating thereto.

5.13. Affiliates. Each of First American and the Company shall cause each of its relevant Affiliates to comply with its obligations under this Agreement.

5.14. Representations. Each Party hereby represents and warrants to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement has been duly authorized by it, and (c) this Agreement is a valid and binding agreement enforceable against such Party according to its terms, except as may be limited by laws affecting creditors’ rights generally or equitable principles generally.

*        *        *

IN WITNESS WHEREOF, each of the Parties has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth DeGiorgio
Name: Kenneth DeGiorgio
Title: Vice President:

FIRST ADVANTAGE CORPORATION

By:	/s/ Kenneth DeGiorgio
Name: Kenneth DeGiorgio
Title: Vice President

-Signature Page-

Services Agreement

Schedule I

BUSINESS SERVICES

Column A—Service	Column B—Price
1. Human Resources Systems and Payroll Systems	$150,000 per year
2. Network Services	$100,000 per year
3. Oracle Financial Systems	$50,000 per year
4. 401(k) Expenses	Actual Cost
5. Pension Expenses	Actual Cost
6. Insurance Allocation	Actual Cost
7. Medical Insurance Allocation	Actual Cost
8. Company Car Program	Actual Cost
9. Personal Property Leasing	Comparable to pricing given to similarly situated Affiliates of First American

Schedule II

OVERHEAD SERVICES

1.	Legal support
2.	Tax support
3.	Strategic planning
4.	Corporate communications support
5.	Investor relations support
6.	Accounting/financial management support
7.	Human resources support
8.	General management support

Schedule III

ZAPAPP SERVICES

1.	Leasing of real and personal property in India
2.	Management support for Indian operations
3.	Human resources/payroll support in India
4.	Services incidental to the provision of the foregoing services